Exhibit 99.2

PRESS RELEASE

IDT CORPORATION RAISES QUARTERLY DIVIDEND, ANNOUNCES STOCK PURCHASE AND UPDATES SPIN-OFFS

Newark, N.J. – June 20, 2011:   The Board of Directors of IDT Corporation (NYSE: IDT) today raised IDT’s cash dividend by approximately five percent from $0.22 per share to $0.23 for the third quarter of IDT’s 2011 fiscal year.

“IDT’s Board made a commitment to pay dividends commensurate with the Company's operational performance, financial resources and capital requirements,” commented IDT’s Chairman and CEO, Howard Jonas. “Our businesses have continued to generate consistent earnings and cash-flow and our liquidity and balance sheet have continued to improve even as we have paid dividends at the prior levels and invested in key growth opportunities. We are pleased to increase our dividend and continue sharing profits with our investors.”

The dividend will be paid on July 12, 2011 to shareholders of record of IDT Corporation Class A Common Stock and Class B Common Stock as of the close of business on July 1st. The ex-dividend date will be June 29th.

In addition, a Special Committee of the Board has approved the purchase by the Company of 302,000 shares of Class B Common stock from Howard Jonas at $24.83 per share – the closing price for the Class B stock on Monday, June 20, 2011. Following this purchase, Mr. Jonas will own or control 1,574,327 shares of IDT Class A Stock and 3,795,859 shares of IDT Class B Stock, together representing 23.67% of the total outstanding capital stock of the Company.

“In 2008, Howard Jonas agreed to take his base salary in stock in lieu of cash for a five-year period,” said the Reverend Eric Cosentino, Chairman of the Corporate Governance and Special Committees. “His decision to forego a cash salary provided a timely vote of confidence in the Company. The Board felt that buying shares directly from Howard Jonas now was in the best interest of the stockholders. It will avoid the disruption of having those shares sold into the market while increasing the relative equity of all shareholders.”

The Company recently disclosed that it was evaluating certain issues with respect to the previously announced intent to spin-off Innovative Communications Technologies, Inc, (ICTI).  ICTI was to be the holder of certain patents and the related licensing business of the Company covering communications over computer networks including Voice over Internet Protocol (VoIP) communications. On Monday, the Board determined not to proceed with the spin-off, expressing concern that placing the enforcement of the patents with an independent entity not under the Company’s control would increase risks. The Company will continue to explore options for maximizing the potential returns from the IP while minimizing the associated risks to create the greatest overall value.

Finally, the Company re-affirmed its current plan to proceed with the spin-off of Genie Energy (comprising IDT Energy and Genie Oil and Gas). The Company recently filed a private letter ruling request, seeking the IRS’ concurrence that a spin-off of Genie Energy would be tax free to the Company and its shareholders.  The Company is awaiting the IRS ruling and will continue to monitor developments in the markets and the business units to ensure that a spin-off remains in the best interests of shareholders. The Company expects the spin-off to go effective in the fall.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

About IDT Corporation:

IDT Corporation (NYSE:IDT) is a consumer services company with operations primarily in the telecommunications and energy industries. Find out more at www.idt.net.

Investor Relations
IDT Corporation
Bill Ulrey
Phone:  (973) 438-3838
E-mail:  invest@idt.net